Exhibit 99.5

SECURITIES TRANSFER AGREEMENT

THIS SECURITIES TRANSFER AGREEMENT (this “Agreement”) is made and entered into as of May 11, 2012 by and between:

(1)          SKILLGREAT LIMITED (the “Purchaser”), a company duly incorporated and existing under the laws of the British Virgin Islands; and

(2)          SIG China Investments One, Ltd. a company duly incorporated and existing under the laws of the Cayman Islands (the “Seller”).

Each of the Purchaser and the Seller is hereinafter referred to as a “Party” and collectively the “Parties.”

RECITALS

A.            The Seller owns of record and beneficially 3,019,744 ordinary shares, par value US$0.0005 per share (“Ordinary Shares”), of Bona Film Group Limited (NASDAQ: BONA) (the “Company”), a company duly incorporated and existing under the laws of the Cayman Islands.

B.            The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, an aggregate of 1,000,000 Ordinary Shares in accordance with the terms and conditions of this Agreement.

AGREEMENT

The Parties hereby agree as follows:

1.             Purchase and Sale of Ordinary Shares.

Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Seller agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller, 1,000,000 (One Million) Ordinary Shares (the “Securities”), free and clear of any and all encumbrances, at a purchase price in cash of US$11.40 (eleven US Dollars and forty cents) per Ordinary Share (the “Price per Share”), for a total purchase price of US$11,400,000 (eleven million four hundred thousand US Dollars) (the “Transfer Price”).

2.             Closing.  Subject to fulfillment or waiver of all conditions set forth in Sections 4 and 5, the closing of the sale and purchase of the Securities (the “Closing”) shall take place at the office of the Company at 11/F, Guan Hu Garden 3, 105 Yao Jia Yuan Road, Chaoyang District, Beijing 100025, People’s Republic of China (“PRC”) on the date that is three (3) business days following the consummation of the sale and purchase of Ordinary Shares under the Strategic Investment SPA (as defined herein), provided that the Closing shall occur no later than 5:00 p.m. local time on May 31, 2012 at the place of the Closing (the “Long Stop Date”), or at such other Closing time and place as the Purchaser and the Seller shall agree in writing.  The date of the Closing is hereinafter referred to as the “Closing Date.”

2.1           Delivery.  Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall deliver, or shall cause to be delivered, to the Purchaser (i) duly executed instruments of transfer effecting the sale of the Securities by the Seller, and (ii) all other documents (if any) as may be required to give title of the Securities to the Purchaser and to enable the Securities to be registered in the name of the Purchaser with effect from the Closing Date.

2.2           Payment of the Transfer Price.  Subject to the terms and conditions of this Agreement, at the Closing the Transfer Price shall be paid by the Purchaser by wire transfer of immediately available funds to the bank account of the Seller, provided that the wiring instruction shall be provided by the Seller to the Purchaser at least one (1) business day prior to the Closing Date.

2.3           Simultaneous Actions on the Closing Date.  Neither the Seller nor the Purchaser shall be obligated to complete the sale and purchase of the Securities hereunder unless the other Party complies with all of its obligations under this Section 2.

2.4           Taxes.  Each Party shall be responsible for the payment of its own Taxes, whether occurred in PRC or outside PRC, under applicable laws.

3.             Representation and Warranties.

3.1           Representation and Warranties of the Seller.  The Seller hereby represents and warrants to the Purchaser, as of the date hereof and the Closing, as follows:

3.1.1        The Seller has been duly organized and is validly existing as a company, in good standing under the laws of its jurisdiction of organization.

3.1.2        The Seller is the sole legal and beneficial owner of the Securities.  The Seller has the right to transfer the full legal and beneficial interest in the Securities to the Purchaser free from all encumbrances (other than those that may arise under this Agreement), including without limitation any pledge, claim, mortgage, security, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, judicial freezing order or non-disposal order or other form of attachment or restriction on sale issued by any judicial, government or regulatory body, and without the consent of any third party (“Encumbrances”).  Upon the transfer of the Securities to the Purchaser at the Closing in accordance with this Agreement, the Purchaser will receive good and valid title to such Securities, free and clear of any and all Encumbrances.

3.1.3        The Seller has the full right, power and authority to enter into and perform its obligations under this Agreement.  All corporate or other action on the part of the Seller necessary for authorizing the execution and delivery of, and the performance by it of all its obligations under, this Agreement, including the transfer of the Securities, has been taken or will be taken at or prior to the Closing.

3.1.4        This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, is a valid and binding obligation of the Seller enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.1.5        The execution, delivery and performance of this Agreement and the consummation by the Seller of the transactions contemplated hereby do not and will not (i) result in a violation of the Seller’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Seller is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Seller or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Seller or prevent, materially delay or materially impede the ability of the Seller to consummate the transactions contemplated by this Agreement).

3.1.6        No consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority or any third party are required to be obtained or made by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated by this Agreement.

3.1.7        The Seller is a sophisticated institutional investor with respect to the Securities with sufficient knowledge and experience in financial and business matters, including investing in and disposing of the Securities and similar securities, to properly negotiate and evaluate the merits of the transactions contemplated hereunder, and it is able to bear the substantial risks associated therewith.  The transfer of the Securities pursuant to this Agreement by the Seller is for its own account, and the Seller has independently and without reliance upon the Purchaser or its representatives, and based on such information as it has deemed appropriate in its independent judgment, made its own analysis and decision to sell the Securities pursuant to this Agreement.  The Seller acknowledges that it has had the opportunity to consult with such advisors as it deems appropriate (including, without limitation, legal counsel) with respect to the matters referred to in this Agreement.

3.1.8        The Seller has retained no finder or broker in connection with the transactions contemplated by this Agreement, and the Seller hereby agrees to indemnify and to hold harmless the Purchaser from and against any liability for any commission or other compensation in the nature of a finder’s fee of any broker or other person (and the costs and expenses of defending against such liability or asserted liability) for which the Seller, any of its affiliates, or any of their respective equity owners, employees or representatives is or may be responsible.

3.2           Representations and Warranties of the Purchaser.  The Purchaser hereby represents and warrants to the Seller, as of the date hereof and the Closing, as follows:

3.2.1        The Purchaser has been duly organized and is validly existing as company, in good standing in its jurisdiction of organization.

3.2.2        The Purchaser has the full right, power and authority to enter into and perform its obligations under this Agreement.  All corporate or other action on the part of the Purchaser necessary for authorizing the execution and delivery of, and the performance by it of all its obligations under, this Agreement, including the purchase of the Securities, has been taken or will be taken at or prior to the Closing.

3.2.3        This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, is a valid and binding obligation of the Purchaser enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.2.4        The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby do not and will not (i) result in a violation of the Purchaser’s charter documents, bylaws, operating agreement, partnership agreement or other organizational documents, or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument or obligation to which the Purchaser is a party or by which its properties or assets are bound, or result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to such Purchaser or its properties (except for such conflicts, defaults and violations as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on such Purchaser or prevent, materially delay or materially impede the ability of the Purchaser to consummate the transactions contemplated by this Agreement).

3.2.5        Except for a Schedule 13D required to be filed by the Purchaser and certain of its affiliates with the United States Securities and Exchange Commission, no consent, approval or authorization of, or designation, declaration or filing with, any third party or any governmental authority is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereunder.

3.2.6        The Purchaser hereby acknowledges and understands that the Securities to be received under this Agreement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), that the Securities are “restricted securities” within the meaning of Rule 144(a) under the Securities Act and the certificates representing the Securities bear a restrictive legend restricting their transfer under the Securities Act, that the Seller is selling the Securities to the Purchase hereunder in reliance upon one or more exemptions from registration contained in the Securities Act, and that the Seller’s reliance on such exemptions is based in part upon the representations and warranties made by the Purchaser in this Agreement.

3.2.7        The Purchaser hereby represents to the Seller that the Purchaser is acquiring the Securities solely for its own account and not for offer or sale in connection with the unregistered “distribution” of all or any part of the Securities within the meaning of the Securities Act.  The Purchaser does not have a present intention to sell the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Securities to or through any person or entity; provided, however, that by making the representations herein, the Purchaser is not agreeing to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with all securities laws applicable to such disposition.

3.2.8        The Purchaser is a sophisticated institutional investor with respect to the Securities with sufficient knowledge and experience in financial and business matters, including investing in and disposing of the Securities and similar securities, to properly negotiate and evaluate the merits of the transactions contemplated herein and that it is able to bear the substantial risks associated therewith.  The purchase of the Securities pursuant to this Agreement is for its own account and the Purchaser has independently and without reliance upon the Seller or its representatives and based on such information as it has deemed appropriate in its independent judgment made its own analysis and decision to purchase the Securities pursuant to this Agreement.  The Purchaser acknowledges that it has had the opportunity to consult with such advisors as it deems appropriate (including, without limitation, legal counsel) with respect to the matters referred to in this Agreement.

3.2.9        The Purchaser has retained no finder or broker in connection with the transactions contemplated by this Agreement, and the Purchaser hereby agrees to indemnify and to hold harmless the Seller from and against any liability for any commission or other compensation in the nature of a finder’s fee of any broker or other person (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser, any of its affiliates, or any of their respective equity owners, employees or representatives is or may be responsible.

4.             Conditions to the Purchaser’s Obligations at the Closing.

The obligations of the Purchaser to purchase the Securities at the Closing is subject to the fulfillment, or waiver by the Purchaser, at or prior to the Closing, of the following conditions:

4.1           Representations and Warranties True and Correct.  The representations and warranties made by the Seller herein shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the Closing with the same force and effect as if they had been made on and as of such time (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

4.2           Performance of Obligations. The Seller shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

4.3           Approvals, Consents, Waivers and Registrations.  The Seller shall have obtained or completed, or caused to be obtained or completed, any and all approvals, consents, waivers and/or registrations necessary for consummation of the transactions contemplated by this Agreement.

4.4           No Laws and Injunctions.  There shall not be in effect any law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

5.             Conditions to the Seller’s Obligations at the Closing.

The obligations of the Seller to transfer the Securities at the Closing is subject to the fulfillment, or waiver by the Seller, at or prior to the Closing, of the following conditions:

5.1           Representations and Warranties True and Correct.  The representations and warranties made by the Purchaser herein shall be true and correct and complete as of the date hereof, and shall be true and correct and complete as of the Closing with the same force and effect as if they had been made on and as of such time (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date).

5.2           Performance of Obligations. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it at or prior the Closing.

5.3           Approvals, Consents, Waivers and Registrations.  The Purchaser shall have obtained or completed, or caused to be obtained or completed, any and all approvals,

consents, waivers and/or registrations necessary for consummation of the transactions contemplated by this Agreement.

5.4           No Laws and Injunctions.  There shall not be in effect any law or order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

5.5           Entry into and Consummation of the Strategic Investment SPA.  No later than three (3) days after the date hereof, the Purchaser shall have entered into a binding, definitive agreement (the “Strategic Investment SPA”) with a new investor, pursuant to the terms of which the Purchaser will have agreed to sell to such new investor, and such new investor will have agreed to purchase from the Purchaser, approximately 6,050,067 Ordinary Shares, at a purchase price per Ordinary Share in cash of no greater than the Price per Share, and such transaction shall have been consummated at least three (3) business days before the Closing Date.

6.             Covenants

6.1           Securities Compliance.  The Seller and the Purchaser shall take all other necessary actions and proceedings as may be required or permitted by applicable law, rule and regulation, for the legal and valid transfer of the Securities by the Seller to the Purchaser under this Agreement.

6.2           No Sale of the Securities.  From the execution of this Agreement until the earliest of the Closing, the Long Stop Date or the date of the termination of this Agreement, the Seller shall not solicit any interest or entertain any inquiries from, have discussions with, or provide any information to any third party relating to the offer, sale, pledge or other disposal of any of the Securities.

6.3           Confidentiality.  The existence and terms and conditions of this Agreement shall be confidential information and shall not be disclosed to any third party, except as required by applicable law, rules or regulations or any relevant securities exchange, regulatory authority or governmental agency, or to any Party’s counsels and advisors that are under similar confidentiality obligations.  If any Party determines that it is required by law, rule or regulation to disclose information regarding this Agreement or to file this Agreement with any relevant securities exchange, regulatory authority or governmental agency, it shall, to the extent practicable, within a reasonable time before making any such disclosure or filing, consult with the other Party regarding such disclosure or filing and, to the extent possible, seek confidential treatment for such portions of the disclosure or filing as may reasonably be requested by the other Party.

7.             Survival of Representations and Warranties

The respective representations and warranties made by the Seller and the Purchaser contained in this Agreement shall survive the Closing.

8.             Termination

8.1           Termination.  This Agreement may be terminated and the transaction contemplated hereby may be abandoned at any time, but not after the Closing:

(a)               by mutual written consent of the Seller and the Purchaser;

(b)               by either the Seller or the Purchaser upon written notice to the other Party, if the Closing shall not have occurred by the Long Stop Date;

(c)               by the Purchaser, upon written notice to the Seller, if any condition precedent in Section 4 is not, or is not capable of being, fulfilled at or prior to the Closing; or

(d)               by the Seller, upon written notice to the Purchaser, if any condition precedent set forth in Section 5 is not, or is not capable of being, fulfilled at or prior to the Closing.

8.1.1            Effect of Termination; Survival of Certain Provisions.  Nothing in this Agreement shall relieve any Party from liability for any rights accrued hereunder prior to any termination of this Agreement.  This Section 8.2, Section 6.3 and Section 9 shall survive any termination of this Agreement.

9.             Miscellaneous.

9.1               Governing Law.  This Agreement shall be governed in all respects by the laws of Hong Kong.

9.2               Arbitration.

9.2.1            Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be conducted under the auspice of the Hong Kong International Arbitration Center (“HKIAC”) in accordance with the UNCITRAL

Arbitration Rules in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties.  The arbitration shall be conducted in the English language.

9.2.2            The arbitration shall be conducted by three arbitrators.  The Party  initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other Party to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing.  If within thirty (30) days after receipt of the Request by the Respondent either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the HKIAC.  The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the HKIAC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint.  When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the Parties of the appointment.  If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the HKIAC shall appoint the third arbitrator and shall promptly notify the Parties of the appointment.  The third arbitrator shall act as Chair of the tribunal.

9.2.3            The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement.  Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable law, be charged against the Party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

9.2.4            The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including, but not limited to, any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the Parties, their counsel or any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by applicable law or the rules of any applicable security exchange.

9.2.5            The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

9.2.6            Notwithstanding this Section 9.2 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against the other Party, provided there is no unreasonable delay in the prosecution of that application.

9.3               Amendments.  No amendment or modification of the terms and conditions of this Agreement shall be valid unless in writing and signed by both of the Parties.

9.4               Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby.  This Agreement supersedes all prior agreements, understandings, negotiations and representations between the Parties with respect to such transactions.

9.5               Amendment; Waiver.  Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the Parties at any time prior to the Closing with respect to any of the terms or conditions contained herein.  No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving.  Any Party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.

9.6               Severable Provisions.  The provisions of this Agreement are severable, and if any one or more provisions may be determined to be unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

9.7               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.8               Further Assurances.  Each Party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by the other Party, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

9.9               Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be borne by the Party incurring such expenses.  Any attorney’s, accountant’s, financial advisory’s, broker’s or finder’s fees shall be paid by the Party contracting for the same.

9.10             Notices.  All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by registered or certified mail or an overnight courier service, proof of delivery requested, or sent by electronic mail, to the following addresses:

9.10.1          If to the Purchaser, to it at:

 Skillgreat Limited
 c/o Yu Dong, Bona Film Group Limited
 11/F, Guan Hu Garden 3
 105 Yao Jia Yuan Road, Chaoyang District
 Beijing 100025, People’s Republic of China
 Attention: Yu Dong

 Email: yudong@bonafilm.cn

9.10.2          If to Seller, to it at:

 SIG China Investments One, Ltd.
 c/o SIG Asia Investment, LLLP
 c/o Heights Capital Management, Inc.

 101 California Street

 Suite 3250

 San Francisco, CA 94111

 Email:  Spolan@sig.com; with a copy to legalnotices@sig.com,

or to such other person or address as a Party shall specify by notice in writing to the other Party.  All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by electronic mail, on the date of confirmation of receipt of transmission.

9.11             Assignability.  This Agreement shall not be assigned by the Seller or the Purchaser without the prior written consent of the Purchaser or the Seller, respectively.

9.12             No Third-Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and assigns, and nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.13             Joint Participation in Drafting.  Both parties have participated in the negotiation and drafting of this Agreement.  As such, the language used herein shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against either Party.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth above.

Purchaser:

SKILLGREAT LIMITED

By:	/s/ Yu Dong
Print Name: Yu Dong
Title: Director

Seller:

SIG CHINA INVESTMENTS ONE, LTD.

By: SIG ASIA INVESTMENT, LLLP,

its authorized agent

By: HEIGHTS CAPITAL MANAGEMENT, INC.,

its authorized agent

By:	/s/ Michael L. Spolan
Name:	Michael L. Spolan
Title:	General Counsel, Heights Capital Management, Inc. as authorized agent